Exhibit 99.3

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three-Month Periods Ended March 31,
(in thousands)	2013	2012
Cash flows from operating activities
Net loss	$(21,104)	$(27,580)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	1,493	1,629
Stock-based compensation	2,746	2,187
Other items	121	53
Changes in assets and liabilities
Accounts receivable	813	3,052
Inventory	(607)	3,094
Prepaid expenses and other assets	431	245
Accounts payable	22	(492)
Accrued expenses and other current liabilities	(779)	1,220
Deferred revenue	(423)	(489)
Lease incentives and other long-term liabilities	(288)	(257)

Net cash used in operating activities	(17,575)	(17,338)

Cash flows from investing activities
Purchase of property and equipment	(297)	(274)
Purchase of investments	(42,466)	(20,137)
Sales of investments	—	3,500
Maturities of investments	37,180	29,889

Net cash provided by (used in) investing activities	(5,583)	12,978

Cash flows from financing activities
Proceeds from issuance of common stock, net of underwriting fees	10,136	1,755
Proceeds from issuance of debt facility, net of underwriting fees	20,000	—
Debt facility issuance costs	(234)	—
Common stock issuance costs	(246)	—

Net cash provided by financing activities	29,656	1,755

Net increase (decrease) in cash and cash equivalents	6,498	(2,605)
Cash and cash equivalents at beginning of period	46,540	58,865

Cash and cash equivalents at end of period	$53,038	$56,260

Supplemental disclosure of non-cash investing and financing activities

Inventory transferred to (from) property and equipment	$(398)	$602